MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
SDCL TG COGEN LLC, AS PURCHASER
AND
AMERICAN DG ENERGY INC., AS SELLER
AND
TECOGEN INC.

DATED AS OF MARCH 5, 2019

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS    1
1.01    Definitions    1
1.02    Other Definitional Provisions    6
ARTICLE II PURCHASE AND SALE OF MEMBERSHIP INTERESTS    7
2.01    Purchase and Sale    7
2.02    Closing    7
2.03    Closing Consideration    7
2.04    Assumed and Excluded Liabilities    7
2.05    NYSERDA Incentive Payments    8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER    9
3.01    Organization and Authority    9
3.02    Subsidiaries    10
3.03    No Conflicts; Consents    10
3.04    Capitalization    11
3.05    Financial Statements    11
3.06    Undisclosed Liabilities    11
3.07    Real Property; Title of Properties    13
3.08    Tax Matters    14
3.09    Project Contracts    15
3.10    Intellectual Property    15
3.11    Equipment and Project    17
3.12    Litigation    18
3.13    Governmental Consents    18
3.14    Customers and Suppliers    18
3.15    Insurance    19
3.16    Compliance with Laws    19
3.17    Regulatory Status    19
3.18    Environmental Laws    19
3.19    Employees    21
3.20    Restrictions on Business Activities    21
3.21    Accounts Receivable; Inventory    21
3.22    Corporate Records    22
3.23    No Brokers    22
3.24    Bank Accounts    22
3.25    Representations Complete    22
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER    22
4.01    Organization and Power    22
4.02    Authorization    23
4.03    No Violation    23
4.04    Governmental Consents    23
4.05    Brokerage    23
ARTICLE V CONDITIONS TO CLOSING    23
5.01    Conditions to Purchaser’s Obligations    23
5.02    Conditions to the Seller’s Obligations    25
ARTICLE VI INDEMNIFICATION    26
6.01    Survival of Representations, Warranties, Covenants, Agreements and Other Provisions    26
6.02    Indemnification for the Benefit of Purchaser Indemnified Parties    27
6.03    Indemnification by Purchaser for the Benefit of the Seller    27
6.04    Limitations on Indemnification    27
6.05    Indemnification Procedures    28
6.06    Third Party Claims    29
6.07    Remedies    30
6.08    Tax Treatment; Tax Claims    30
ARTICLE VII TAX MATTERS    31
7.01    Tax Covenants    31
7.02    Termination of Existing Tax Sharing Agreements    31
7.03    Tax Indemnification    32
7.04    Straddle Period    32
7.05    Contests    32
7.06    Cooperation and Exchange of Information    32
7.07    Tax Treatment    33
7.08    Tax Allocation    33
7.09    Payments to Purchaser    33
7.10    Survival    33
7.11    Overlap    33
ARTICLE VIII MISCELLANEOUS    33
8.01    Press Releases and Communications    33
8.02    Expenses    33
8.03    Notices    33
8.04    Assignment    34
8.05    Severability    35
8.06    Interpretation    35
8.07    Construction    36
8.08    Amendment and Waiver    36
8.09    Complete Agreement    36
8.10    Third Party Beneficiaries    36
8.11    WAIVER OF TRIAL BY JURY    37
8.12    Delivery by Facsimile or Email    37
8.13    Counterparts    37
8.14    Governing Law    37
8.15    Jurisdiction    37
8.16    Remedies Cumulative    38
8.17    Specific Performance    38

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of March 5, 2019, is made by and among SDCL TG COGEN LLC, a Delaware limited liability company (the “Purchaser”), and AMERICAN DG ENERGY INC., a Delaware corporation (“ADG” or the “Seller”), and TECOGEN INC., a Delaware corporation (“Tecogen” or the “Guarantor”). Purchaser, Guarantor and the Seller shall be referred to herein from time to time as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I below.
WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding membership interests, including all voting and economic rights (the “Membership Interests”) of CogenTwo LLC, a Delaware limited liability company (the “Company”), the sole business of which is the ownership, leasing, operation and maintenance of the equipment described on attached Exhibit A (the “Projects”).
WHEREAS, Purchaser desires to acquire from the Seller, and Seller desires to sell to Purchaser, all of the Membership Interests, on the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound hereby, agree as follows:
Article I

DEFINITIONS
1.01    Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Allocation Schedule” is defined in Section 7.08.
“Amended CogenOne Billing Agreement” means the Amended and Restated Billing and Asset Management Agreement, dated as of the Closing Date, between CogenOne LLC and Tecogen.
“Assignment of Membership Interests” means an Assignment and Assumption of Membership Interests in the form of Exhibit B hereto and in form and substance satisfactory to Purchaser, by the Seller to Purchaser.
“Assumed Liabilities” is defined in Section 2.04(a).
“Billing Agreement” means the Billing and Asset Management Agreement dated as of the Closing Date among the Guarantor and Company.
“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.
“Cash” means cash and cash equivalents determined in accordance with GAAP.
“Closing Consideration” means an aggregate amount of cash consideration equal to Five Million Dollars ($5,000,000).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Inventory” shall mean all of the Company’s raw materials, work-in-process, finished goods and merchandise, spare parts, packaging and other supplies related thereto.
“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party or by which a party or its assets is bound, whether oral or written.
“Environmental Laws” means all Laws (including all agreements with any Governmental Entity) relating to the protection or preservation of human health, safety or the environment, including, without limitation: (a) all Laws that control, govern, limit, prohibit, regulate or otherwise relate to any hazardous materials or substances; (b) all Laws relating to the protection or preservation of occupational health and safety; and (c) all Laws relating to the labeling, notice or disclosure of hazardous materials or substances. Without limiting the generality of the foregoing, the term Environmental Laws includes, without limitation, each of the following statutes and the regulations promulgated thereunder, as well all similar state, local or foreign Laws, each including all implementing Laws and legal requirements and as may be amended from time to time: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Clean Water Act.
“Equipment Leases” means the Equipment Lease Agreements described and defined in Schedule 3.09(a) of the Seller Disclosure Schedules.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean each Subsidiary and any person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Liabilities” is defined in Section 2.04(b).
“Fundamental Representations” means the representations and warranties of the Seller or Company set forth in Section 3.01 (Organization and Authority), Section 3.03 (No Conflicts; Consents), Section 3.04 (Capitalization), Section 3.08 (Tax Matters), Section 3.10 (Intellectual Property), and Section 3.23 (No Brokers).
“GAAP” means United States generally accepted accounting principles consistently applied.
“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.
“Guarantor” means Tecogen Inc., a Delaware corporation.
“Guaranty” means the Guaranty Agreement dated as of the Closing Date made by the Guarantor in favor of the Purchaser and Company.
“Indebtedness” means, with respect to a Person, the indebtedness (including unpaid interest, fees, expenses, prepayment charges or premium thereon), without duplication, (a) in respect of borrowed money or for the deferred purchase price of products or services; (b) as may be evidenced by any note, bond, debenture or other debt security; (c) in respect of obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction; (d) all obligations arising out of any financial hedging, swap or other similar arrangement; (e) any Unpaid Pre-Closing Taxes; and (f) guarantees of obligations of the type described above.
“Independent Accountant” means the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants which both Purchaser and Seller appoint by mutual written agreement.
“Intellectual Property” means intellectual property rights in any jurisdiction, including, without limitation, all (a) trademarks including but not limited to service marks, logos, trade dress, distinguishing guises, trade names and similar indicators of origin, whether registered or not, and all goodwill associated therewith; (b) active and inactive patents, patents pending, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, substitutions, extensions and reexaminations thereof, all inventions disclosed therein, and all rights therein provided under international treaties and conventions; (c) design patents and industrial designs, whether registered or not; (d) mask works, circuit lay-out designs and integrated circuit topographies, whether registered or not; (e) trade secrets; (f) copyrights in writings, designs, computer software and other works, whether registered or not; (g) domain names; (h) applications and registrations pertaining to any of the foregoing; (i) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing; and (j) any other industrial and intellectual proprietary rights now known or hereafter recognized in any jurisdiction.
“IRS” means the United States Internal Revenue Service.
“knowledge of the Seller” and “the Seller’s knowledge” mean the actual knowledge of the Seller and such knowledge that the Seller would reasonably be expected to have after conducting a due and diligent inquiry.
“Law” means any code, decree, directive, guidance, injunction, judgment, law, regulation, rule, statute, treaty or requirement of any Governmental Entity.
“Lessees” mean the “Lessees” identified in Section 3.09(a) of the Seller Disclosure Schedules.
“Liabilities” means all indebtedness, obligations and other liabilities of a Person any nature (including any unknown, undisclosed, unasserted, or contingent), regardless of whether such indebtedness, obligation, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, or liability is immediately due and payable.
“Liens” means liens, pledges, mortgages, security interests, attachments, restrictions, levies, encumbrances, and other charges or encumbrances of any kind or character whatsoever.
“Losses” means all losses, liabilities, lost profits, diminutions of value, damages (including incidental and consequential damages), penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses and any other costs of enforcing an Indemnified Party’s rights under this Agreement; provided, Losses does not include, and no Indemnified Party shall be entitled to seek or recover any punitive damages (unless payable to a third-party in connection with a Third-Party Claim).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets (including the Equipment, Project Contracts and Projects) of the Company, or (b) the ability of Seller or Guarantor to consummate the transactions contemplated by the Transaction Documents on a timely basis; provided, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.
“O&M Agreement” means the Operations and Maintenance Services Agreement dated as of the Closing Date among the Guarantor and the Company.
“Organizational Documents” means, with respect to the Company, the certificate of formation and operating agreement of the Company, in each case, as amended.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any other entity.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.
“Projects” means the combined heat and power generation facilities and assets owned by the Company at the locations described in the Project Contracts.
“Project Contracts” means the Equipment Leases identified in Section 3.09(a) of the Seller Disclosure Schedule and any related agreements as described in Section 3.09(a).
“Purchase Price” means an aggregate amount of cash consideration equal to the Closing Consideration, if, as and when payable and without interest.
“Representative” means, with respect to a Person, such Person’s managers, managing members, officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.
“Seller Disclosure Schedules” means the Disclosure Schedules of the Seller.
“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, menus, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.
“Standard Software” means non-customized Software that (i) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products of the Company; and (iii) is generally available on standard terms for either (A) annual payments by the Company of $25,000 or less or (B) aggregate payments by the Company of $25,000 or less.
“Straddle Period” is defined in Section 7.04.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.
“Tax” or “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts, whether disputed or not, imposed with respect thereto) imposed by any Governmental Entity, including net income, estimated income, gross income, gross receipts, profits, business, license, occupation, franchise, capital stock, property (real, tangible or intangible), sales, use, ad valorem, transfer, value added, built-in gain, registration, escheat, employment or unemployment, social security, health, payroll, disability, severance, alternative or add-on minimum, customs, excise, stamp, environmental, windfall profit, commercial rent or withholding taxes, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person, as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or by Contract or operation of Law.
“Tax Claim” has the meaning set forth in Section 7.05.
“Tax Returns” means any return, report, information return or other document (including schedules, attachments or any related or supporting information and amendments) required to be prepared or filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.
“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party, pursuant to any of the foregoing, including, but not limited to the Assignment of Membership Interests, the Billing Agreement, the O&M Agreement and the Guaranty.
“Transaction Expenses” means all fees and expenses incurred by the Company or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby.
“Transfer” means any sale, exchange, transfer, gift, encumbrance, assignment, pledge, mortgage, hypothecation or other disposition, whether voluntary or involuntary.
“Unpaid Company Transaction Expenses” means Transaction Expenses, but only to the extent they have not been paid by the Company in Cash on or prior to the Closing Date.
1.02    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.
(b)    Successor Laws. Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS
2.01    Purchase and Sale. On the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire, at the Closing (as defined below), the Membership Interests, free and clear of all Liens.
2.02    Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the first (1st) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article V hereof (subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreeable to Purchaser and the Seller. The date upon which the Closing occurs is referred to herein as the “Closing Date.”
2.03    Closing Consideration. At the Closing, as full and complete payment for the purchase of the Membership Interests at Closing, Purchaser shall pay the Closing Consideration, net of any withholding required under applicable law. The Purchase Price shall be paid by wire transfer of immediately available funds pursuant to written instructions delivered by the Seller to Purchaser at least two Business Days prior to the Closing.
2.04    Assumed and Excluded Liabilities.
(a)    Assumed Liabilities. Subject to the terms and conditions set forth herein, the Company shall assume and agree to pay, perform and discharge only the following Liabilities of the Seller (collectively, the "Assumed Liabilities"), and no other Liabilities: all Liabilities in respect of the Equipment Leases but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or the Company on or prior to the Closing.
(b)    Excluded Liabilities. Notwithstanding the provisions of Section 2.04(a) or any other provision in this Agreement to the contrary, neither Purchaser nor the Company shall assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(i)    any Liabilities of Seller or any of its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(ii)    any Liability for (A) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Company, the Equipment, the Project Contracts or the Assumed Liabilities for any Pre-Closing Tax Period; (B) Taxes that arise out of the consummation of the transactions contemplated hereby; or (C) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of the Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(iii)    any Liabilities relating to or arising out of the Applicable Permits and Permit Applications;
(iv)    any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Company or the Equipment or Project Contracts to the extent such Action relates to such operation on or prior to the Closing Date;
(v)    any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller or any of its Affiliates, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller or any of its Affiliates;
(vi)    any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller or any of its Affiliates;
(vii)    any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;
(viii)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;
(ix)    any trade accounts payable of Seller or the Company (A) which constitute intercompany payables owing to Affiliates of Seller; (B) which constitute debt, loans or credit facilities to financial institutions; or (C) which did not arise in the ordinary course of business;
(x)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 6.03 as Seller Indemnified Parties;
(xi)    any Liabilities associated with debt, loans or credit facilities of Seller and/or the Guarantor owing to financial institutions; and
(xii)    any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or governmental order.
2.05    NYSERDA Incentive Payments. Notwithstanding anything to the contrary herein, any incentive payments paid by NYSERDA with respect to the Projects shall be retained by Seller or its affiliate, except to the extent that any such incentive payments are required to be paid to a Lessee under a Project Contract. Seller or its affiliate shall be responsible for applying for such incentive payments and, except to the extent that any such incentive payments are required to be paid to a Lessee under a Project Contract, shall be entitled to retain the proceeds of any such incentive payments. At the Seller’s cost and reasonable request, and provided neither the Seller nor Guarantor is in default under this Agreement or any Transaction Document, the Company and Purchaser shall use their commercially reasonable efforts to cooperate with the Seller as reasonably necessary in order to permit Seller to apply for and seek payment of such NYSERDA incentives.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to Purchaser, subject to such exceptions as are specifically set forth in the correspondingly numbered Section of the Seller Disclosure Schedules, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Closing, as though made at the Closing, as follows:
3.01    Organization and Authority.
(a)    Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions. When each Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Transaction Document will constitute a legal and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. The Seller has delivered to counsel for Purchaser a true and correct copy of the Organizational Documents of the Company.
(b)    The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware and has all requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All limited liability company actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
(c)    Section 3.01(c) of the Seller Disclosure Schedules lists every state or foreign jurisdiction in which the Company (i) is licensed or qualified to do business, and (ii) has facilities or otherwise conducts business.
(d)    Section 3.01(d) of the Seller Disclosure Schedules lists the sole managing member of the Company as of the date hereof. The Company does not have any directors or officers as of the date hereof.
3.02    Subsidiaries.  The Company does not have, and has never had, any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for any equity or ownership interest), whether direct or indirect, in any Person and is not, and has never been, a participant in any joint venture, partnership or similar arrangement and the Company is not obligated to make nor is it bound by any Contract to make any investment in or capital contribution in or on behalf of any other Person.
3.03    No Conflicts; Consents.
(a)    The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or Company; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company or their properties; (iii) except as set forth in Section 3.03(a) of the Seller Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration or mandatory prepayment of or create in any party the right to accelerate, terminate, prepay, modify or cancel any Contract to which Seller, Guarantor or the Company is a party or by which Seller, Guarantor or the Company is bound or to which any of their respective properties and assets are subject (including any Project Contract) or any Permit affecting the properties, assets or business of the Seller, Guarantor or Company; or (iv) result in the creation or imposition of any Lien on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Seller, Guarantor or the Company in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
(b)    The Company is not in breach of, or in default under, any of its organizational documents, and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute a default by the Company under any of its organizational documents, and the Company has not given written notice to, or received any written notice that, any member is in breach of, or in default under, any of its obligations under the Company’s organizational documents. The only business activity that has been carried on or is currently carried on by the Company is the ownership, leasing, operation and maintenance of the Projects.
(c)    Section 3.03(c) of the Seller Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the transactions contemplated by this Agreement, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing.
(d)    This Agreement, and the Transaction Documents to which the Company is a party, has been duly executed and delivered by the Company and, assuming that this Agreement and such Transaction Documents are a valid and binding obligation of the other parties hereto and thereto, each of this Agreement and such Transaction Documents constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”).
3.04    Capitalization.
(a)    Seller is the direct record owner of and has good and valid title to the Membership Interests, free and clear of all Liens. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Membership Interests, free and clear of all Liens.
(b)    The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller, Guarantor or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.
(d)    The Company has never adopted, sponsored or maintained any option plan, membership interest or incentive purchase plan, or similar plan providing for the equity compensation of any Person. There are no outstanding or authorized incentive or profit participation or other similar rights with respect to the Company.
(e)    There are no outstanding loans made by the Company to the Seller, Guarantor or any Affiliate thereof.
3.05    Financial Statements.  As of the Closing Date, the Company does not have and has not had any financial statements, balance sheet, or related statements of income and retained earnings, members’ equity and cash flow prepared.
3.06    Undisclosed Liabilities; Absence of Certain Developments.
(a)    The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), which are, individually or in the aggregate, material in amount.
(b)    Through the date hereof, there has not been any:
(i)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(ii)    amendment of the Organizational Documents of the Company;
(iii)    split, combination or reclassification of any membership interests in the Company;
(iv)    issuance, sale or other disposition of, or creation of any Lien on, any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;
(v)    declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests;
(vi)    material change in any method of accounting or accounting practice of the Company, except as required by GAAP;
(vii)    entry into any Contract that would constitute a Material Contract;
(viii)    incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;
(ix)    transfer, assignment, sale or other disposition of any of the assets used in connection with the Project Contracts or Projects;
(x)    transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property required by the Company to perform its obligations under the Project Contracts;
(xi)    material damage, destruction or loss (whether or not covered by insurance) to the Company’s property;
(xii)    any capital investment in, or any loan to, any other Person by the Company;
(xiii)    acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Project Contract) to which the Company is a party or by which it is bound;
(xiv)    any material capital expenditures by or on behalf of the Company;
(xv)    imposition of any Lien upon any of the Company’s properties or assets, tangible or intangible;
(xvi)    hiring or promoting any person as or to (as the case may be) an employee, officer, director, consultant, independent contractor, advisor or manager;
(xvii)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Company’s members or current or former managers, officers and employees;
(xviii)    with respect to the Company, entry into a new line of business or abandonment or discontinuance of existing lines of business;
(xix)    with respect to the Company, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xx)    with respect to the Company, purchase, lease or other acquisition of the right to own, use or lease any property or assets except for property and assets contributed by the Seller to the Company immediately prior to the Closing and the Project Contracts;
(xxi)    with respect to the Company, acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;
(xxii)    action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any Post-Closing Tax Period; or
(xxiii)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
3.07    Real Property; Title of Properties.
(a)    The Company is not party to any leases, licenses, subleases or occupancy agreements, other than the Project Contracts. The Company has good and valid title to the Projects and Project Contracts, free and clear of all Liens. The Company does not own and has never owned any real property.
(b)    The plants, structures, furniture, fixtures, machinery, equipment and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, except for ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such plants, structures, furniture, fixtures, machinery, equipment and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost or which are covered by the O&M Agreement. The plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.
(c)    The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in their businesses, free and clear of all Liens.
(d)    All equipment owned or leased by the Company is listed in Section 3.07(d) of the Seller Disclosure Schedules. All machinery, equipment, fixtures and vehicles owned, leased, or used by the Company are in good operating condition taking into account their age, except for ordinary wear and tear, and are in a reasonable state of repair and condition for the purposes for which they are being used.
3.08    Tax Matters.
(a)    The Company is not required to file any Tax Returns on or before the Closing Date. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    The Company is not and has not been required to withhold or pay any Tax in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and the Company has complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.
(e)    The Company has no Liability for unpaid Taxes for all periods ending on or before the Closing Date.
(f)    No deficiencies have been asserted, and no assessments have been made, against the Company as a result of any examinations by any taxing authority.
(g)    The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(h)    There are no federal, state, local, and foreign income, franchise or similar Tax Returns, examination reports, or statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after the date of the Company’s formation.
(i)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
(j)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(k)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.
(l)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(m)    The Company has been treated as a disregarded entity for U.S. federal, state and local income tax purposes since its formation.
(n)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(o)    Neither the Company nor a predecessor has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(p)    The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(q)    No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
3.09    Project Contracts; Permits.
(a)    Section 3.09(a) of the Seller Disclosure Schedules sets forth a complete and accurate list of all of the contracts that the Company is party to or that Seller or any of its Affiliates is party to in respect of any Project or Equipment (collectively, the “Project Contracts”). Each Project Contract has been duly authorized, executed, and delivered as applicable by the Company, Seller and their Affiliates party thereto. The Company, Guarantor or Seller (as applicable) and, to the knowledge of Seller, each other party thereto, is not in breach or default under any such contract or agreement. No event has occurred with respect to the Seller, Guarantor or the Company or, to the knowledge of Seller, with respect to any other party to any of the Project Contracts which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or permit termination or acceleration under, or result in the creation of any Lien under any Project Contract. Seller has provided to Purchaser true and complete copies of each Project Contract.
(b)    Each Project Contract is valid and binding on the Company, Seller or Guarantor, as applicable, and, to the knowledge of the Seller, on each other Person that is a party to such Project Contract and each Project Contract is in full force and effect, subject to the Enforceability Exceptions. There are no pending, or to the best knowledge of the Seller, threatened disputes or disagreements with respect to any Project Contract. None of the Seller, Guarantor or the Company has received any notice of any termination, suspension, force majeure event, violation, breach or default under or in respect of any Project Contract.
(c)    The Company has or will obtain all licenses, permits, consents, authorizations, approvals, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents of governmental authorities (collectively, “Permits”) that are required (i) for the installation, construction, commissioning, ownership, leasing, operation and maintenance of the Projects and to conduct the business of the Company pursuant to the Project Contracts, Billing Agreement and O&M Agreement, and (ii) to generate, supply and qualify any environmental attributes from the Project. Each such Permit is validly issued and in full force and effect and not subject to appeal. Section 3.09(c) of the Seller Disclosure Schedules sets forth a complete and accurate list of all such required Permits (the “Applicable Permits”). Seller has provided to Purchaser true and complete copies of each such Applicable Permit and any applications or submissions made in respect of obtaining the Applicable Permits (collectively, “Permit Applications”).
3.10    Intellectual Property.
(a)    As of the Closing Date, the Company does not own, license or use any Intellectual Property other than the Licensed Intellectual Property.
(b)    The Seller or Guarantor owns or licenses and has the right to sublicense all Intellectual Property that is used in the business of the Company as currently conducted free and clear of any Liens (the “Owned Intellectual Property”), and each of Seller and Guarantor hereby grants to the Company a fully paid up, nonexclusive, irrevocable and non-transferable license to use all Intellectual Property that is required to be used in the business of the Company as contemplated by the Project Contracts (the “Licensed Intellectual Property”).
(c)    Neither the Seller nor Guarantor nor the Company has received any written notices of infringement, violation or misappropriation from any third party with respect to any third party Intellectual Property, or that challenge the Seller’s or Guarantor’s ownership, or the Company’s use, of the Licensed Intellectual Property.
(d)    Neither the Seller nor Guarantor nor the Company has received any written notice of any inventorship challenges or any interference having been declared or threatened with respect to any Licensed Intellectual Property, and neither the Seller nor Guarantor nor the Company has knowledge of a material fact that would reasonably be expected to result in any inventorship challenge or interference with respect to such Licensed Intellectual Property.
(e)    Neither the Seller nor Guarantor nor the Company has infringed, violated or misappropriated, and neither the Seller nor the Company is currently infringing, violating or misappropriating, the Intellectual Property rights of any other Person. There is no Action pending against the Seller, Tecogen or the Company (i) alleging any infringement, violation or misappropriation by the Seller, Tecogen or Company of any third party Intellectual Property; or (ii) challenging the Seller’s or Guarantor’s ownership, or the Company’s license, or the validity or enforceability, of any Licensed Intellectual Property, and there is no basis for any such Action.
(f)    No Licensed Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner, the use, enforcement, transfer, or licensing thereof by the Company or Seller or Guarantor, or which may materially affect the validity, use or enforceability of such Licensed Intellectual Property. All Licensed Intellectual Property is licensable by the Company without restriction and without payment of any kind to any Person.
(g)    The Seller and Guarantor take commercially reasonable steps to maintain the confidentiality of their trade secrets and confidential information. To the Seller’s and Guarantor’s knowledge, the Seller’s and Guarantor’s trade secrets or confidential information have not been disclosed to any Person, except pursuant to written confidentiality obligations. Without limiting the foregoing, the Seller and Guarantor have required each employee, contractor and service provider to execute confidentiality and invention disclosure and assignment agreements protecting such trade secrets and confidential information and obligating such employee or contract to assign to the Seller or Guarantor all rights, title and interest in and to any inventions and Intellectual Property developed by such employee or contractor in the course of his or her employment or work for the Seller or Guarantor.
(h)    Section 3.10(i)(i) of the Seller Disclosure Schedules sets forth a correct and complete list of all material Software owned, controlled, in-licensed or used in the business of the Company as currently conducted by the Company other than Standard Software (the “Proprietary Software”). Except as set forth on Section 3.10(i)(ii) of the Seller Disclosure Schedules, no Person has been granted any right to use any Proprietary Software.
(i)    The Company has not (i) incorporated Open Source Material into, or combined Open Source Material with, any Proprietary Software or Licensed Intellectual Property, or used Open Source Material to develop or provide any product of the Company or Licensed Intellectual Property, (ii) distributed Open Source Material in conjunction with or for use with any product of the Company, Proprietary Software or Licensed Intellectual Property, or (iii) otherwise used Open Source Material, in each case, in a manner that purportedly (1) imposes or could impose a requirement or condition that such product of the Company, Proprietary Software or Licensed Intellectual Property (or any portion thereof) (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grants or would require the grant of a license to any Person of any Proprietary Software or Licensed Intellectual Property. For purposes of this Agreement, “Open Source Material” shall mean any software or other Intellectual Property that is distributed or made available as “open source software” or “free software” or without a fee, or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or Intellectual Property. Open Source Material includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License and BSD License and materials and/or content made available under a Creative Commons license.
(j)    The Licensed Intellectual Property are sufficient for the conduct of the business of the Company as conducted as of the Closing, and as reasonably anticipated to be conducted, as if by the Company, after the Closing Date. To the knowledge of the Seller, no Person has infringed or misappropriated, or is infringing or misappropriating, any Licensed Intellectual Property. All Licensed Intellectual Property incorporated into or embodied in any product of the Seller or Guarantor was developed solely by either (1) employees of the Seller or Guarantor acting during the term and within the scope of their employment or (2) by third parties who validly and irrevocably assigned all of their rights, including all Licensed Intellectual Property rights therein, to the Seller or Guarantor in writing, and the Seller or Guarantor obtained any third party consents required to effect such assignment. No employee, contractor or consultant of the Seller or Guarantor who was engaged in the development of any Licensed Intellectual Property incorporated or embodied in any product of the Seller or Guarantor, was an employee of, or engaging in services for, a third party during such time that he or she was engaged by the Seller or Guarantor. To the extent any such Licensed Intellectual Property relates to Registered Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Seller or Guarantor has recorded each such assignment with the relevant Governmental Entity.
(k)    No government funding, facilities of a university, college, other medical or educational institution or research center or funding from third parties was used in the development of any Licensed Intellectual Property. No current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Licensed Intellectual Property, was employed by or has performed services for the government, university, college, or other medical or educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Seller or Guarantor. No university, college or other medical or educational institution or research center has any rights whatsoever in any Licensed Intellectual Property.
3.11    Equipment and Projects.
(a)    All Equipment and all products and services of the Company that have been manufactured, distributed, leased, sold or provided were merchantable, free from defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were leased or sold at the time at which they were leased or sold and during any applicable warranty period. None of the Seller, Guarantor or the Company has incurred any uninsured or insured defective product or service liability, or received a claim based upon allegedly defective product or service liability, in each case with respect to the Equipment or Projects, and, to the knowledge of the Seller, no basis for any such claim exists.
(b)    Except for the warranties contained in the Seller’s (or its applicable Affiliate’s) standard warranties in respect of the Equipment and Projects, none of the Seller, Guarantor or the Company has given any warranties relating to the Equipment or Projects. The Seller has provided Purchaser with a true and accurate copy of its and its Affiliates’ standard warranties for the Equipment, services and products of the Seller used for the Projects.
(c)    No royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Licensed Intellectual Property relating to the conduct or operation of the business of the Company or the delivery or provision of any Equipment or any product or service of the Company.
3.12    Litigation.  There is no Action pending, at Law or in equity, or before or by any Governmental Entity, or threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. The Company and its properties are not subject to any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (“Order”). There is no investigation or other proceeding pending or, to the knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors in its capacity as such by or before any Governmental Entity, nor to the knowledge of the Seller is there any reasonable basis therefor.
3.13    Governmental Consents.  The Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or any Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby. No consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or any Transaction Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby.
3.14    Customers and Suppliers.
(a)    None of the Company, Seller or Guarantor has received any notice, or has any reason to believe, that any party to a Project Contract has terminated or materially reduced, or intends to terminate or materially reduce after the Closing, its relationship with the Company, Seller or Guarantor in respect of a Project or Project Contract.
(b)    Section 3.14(b) of the Seller Disclosure Schedules sets forth (i) each supplier to whom the Seller or the Company has paid consideration for goods or services rendered in connection with the Projects and/or Project Contracts in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. None of the Company, Seller or Guarantor has received any notice, or has any reason to believe, that any Material Supplier has ceased, or intends to cease, to supply goods or services to the Company, Seller or Guarantor or to otherwise terminate or materially reduce its relationship with the Company in respect of a Project or a Project Contract.
3.15    Insurance.  Section 3.15 of the Seller Disclosure Schedules lists each insurance policy maintained by Seller or its Affiliates (including the Company) and relating to the assets, business and operations conducted pursuant to the Project Contracts and in respect of the Projects (collectively, the “Insurance Policies”). All of such Insurance Policies are in full force and effect, and there is no existing or threatened breach or default with respect to any obligations under any of such Insurance Policies. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
3.16    Compliance with Laws.
(a)    Each of the Company and each Project is, and has been, in compliance in all material respects with all applicable laws. None of the Seller, Company or Guarantor has received any written notice of violation of any applicable law from any Governmental Entity in respect of the Equipment, Projects, Project Contracts or Company.
(b)    All Applicable Permits are being, and have been, complied with in all material respects. All fees and charges with respect to Applicable Permits as of the Closing Date have been paid in full. No suspension, cancellation, modification, revocation or nonrenewal of any Applicable Permit is pending or, to the knowledge of the Seller, threatened. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Applicable Permit.
3.17    Regulatory Status.  The Company is not subject to regulation by any Governmental Entity as a “public utility”, “electric utility” or similar designation under any law.
3.18    Environmental Laws.
(a)    The Company is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.09(c) of the Seller Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect. Seller or Guarantor shall maintain such Environmental Permits in full force and effect throughout the term of the Billing Agreement in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same to the Company, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same to the Company or Purchaser, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.
(c)    The Company does not currently operate or lease (and has not formerly operated or leased) any real property that is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)    There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Projects, the Project Contracts, the business or assets of the Company or any real property currently or formerly operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.
(e)    Neither the Seller nor the Company owns or operates any active or abandoned aboveground or underground storage tanks in connection with the Projects or Project Contracts.
(f)    None of the Company or any predecessors as to which the Company may retain liability use or have used any off-site Hazardous Materials treatment, storage, or disposal facilities or locations in connection with any Project or Project Contract. Section 3.18(f) of the Seller Disclosure Schedules contains a complete and accurate list of any off-site Hazardous Materials treatment, storage, or disposal facilities or locations used in connection with any Project or Project Contract by the Seller and any predecessors as to which the Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. Neither Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to any off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller in connection with any Project or Project Contract.
(g)    Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(h)    Seller has provided or otherwise made available to Purchaser before the Closing Date any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to each Project, each Project Contract, the business or assets of the Company, or any currently or formerly owned, operated or leased real property in connection with any Project or Project Contract, which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials in connection with any Project or Project Contract; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes) in connection with any Project or Project Contract.
(i)    Neither the Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company in connection with any Project or Project Contract.
3.19    Employees.  The Company does not have, nor has it ever had, any employees and does not maintain and has never maintained any employee benefit plans or employee benefit arrangements, nor has the Company ever paid any wages within the meaning of Section 3401(a) of the Code (determined without regard to any of the exceptions set forth therein). The Company does not have any liability or obligation in respect of any employees or any employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended (“Code”) and has not incurred any liability, nor will the Company incur any liability, by virtue of having been a member of a controlled group of corporations that are treated as a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.
3.20    Restrictions on Business Activities.  There is no Contract (non-competition, field of use, “most favored nation,” or otherwise), judgment, injunction, order, or decree to which the Company is a party, or otherwise binding on the Company, which has or would be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (whether tangible or intangible) by the Company, or the conduct of business by the Company. Without limiting the foregoing, the Company is not (a) restricted from selling, licensing, or otherwise distributing any products or services to any class of customers, in any geographic area, during any period of time, or in any segment of the market or (b) is required to offer or sell any products or services to any Person on terms that are not less favorable than the terms under which such products or services may be offered or sold to other parties.
3.21    Accounts Receivable; Inventory.
(a)    The Company has made available to Purchaser a list of all accounts receivable, whether billed or unbilled, of the Company as of the Closing Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice.
(b)    All of the accounts receivable, if any, whether billed or unbilled, of the Company have arisen from bona fide transactions entered into by the Company (as the assignee of the Seller under the Project Contracts) involving the sale of equipment or the rendering of services in the ordinary course of business consistent with past practice, are carried at values determined in accordance with GAAP consistently applied, constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims, and are collectible in the ordinary course consistent with past practice. No person has any Lien on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.
(c)    The Company has no accounts payable as of the Closing Date.
(d)    The Company has no Inventory as of the Closing Date.
3.22    Corporate Records.  The minute books of the Company have been made available to Purchaser, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all Organizational Documents, meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to the Purchaser.
3.23    No Brokers.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company, Seller or Guarantor for which Purchaser or the Company would be liable following the Closing.
3.24    Bank Accounts.  Section 3.24 of the Seller Disclosure Schedules constitutes a full and complete list of all the bank, investment, securities, and deposit accounts and safe deposits or similar accounts held with other financial institutions of the Company (collectively, the “Company Bank Accounts”)), the number of each such account or box, the names of the Persons authorized to draw on such accounts or to access such boxes, and the balances on such accounts as of a most recent practicable date. All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.
3.25    Representations Complete.  None of the representations or warranties made by the Seller in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Seller pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PURCHASER
Purchaser represents and warrants to the Company, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Closing Date, as though made at the Closing Date, as follows:
4.01    Organization and Power.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware.
4.02    Authorization.  Purchaser has all requisite limited liability company power and authority to enter into this Agreement and the Transaction Documents to which Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Purchaser. This Agreement and the Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming that this Agreement and such Transaction Documents are valid and binding obligations of the other parties thereto, this Agreement and such Transaction Documents constitute valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.
4.03    No Violation.  The execution, delivery, performance and compliance with the terms and conditions of this Agreement by Purchaser and the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificate of formation or operating agreement of Purchaser; (ii) violate or result in a breach of or constitute a violation or default under any material Contract to which Purchaser is a party or is otherwise bound; or (iii) violate any Law to which Purchaser is subject.
4.04    Governmental Consents.  (a) Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (b) no consent, approval or authorization of any Governmental Entity is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.
4.05    Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Purchaser.
ARTICLE V

CONDITIONS TO CLOSING
5.01    Conditions to Purchaser’s Obligations.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Purchaser) of the following conditions as of the Closing Date:
(a)    All representations and warranties of the Seller contained in Article III of this Agreement and in each Transaction Document to which the Seller is party shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).
(b)    All representations and warranties of the Guarantor contained in each Transaction Document to which the Guarantor is party and in the Amended CogenOne Billing Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).
(c)    The Company, Guarantor and the Seller shall have performed and complied with, in all material respects, all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
(d)    No Law shall be in effect and no Order shall have been entered, in each case, which would prevent the performance of this Agreement, any Transaction Document or the Amended CogenOne Billing Agreement or the consummation of any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated by this Agreement, any Transaction Document or the Amended CogenOne Billing Agreement or cause such transactions to be rescinded.
(e)    Purchaser shall have received the following, each in form and substance satisfactory to Purchaser:
(i)    All of the certificates, if any, representing the Membership Interests accompanied by duly executed transfer powers executed in favor of Purchaser.
(ii)    Resignation letters duly executed by all managers, directors and officers (if any) of the Company, in form and substance reasonably satisfactory to Purchaser.
(iii)    Executed copies of the third party consents, in form and substance satisfactory to Purchaser, set forth on Schedule 5.01(e)(iii).
(iv)    The Assignment of Membership Interests, duly executed and delivered by the Seller.
(v)    The Amended CogenOne Billing Agreement, duly executed and delivered by the parties thereto.
(vi)    The Billing Agreement, duly executed and delivered by the parties thereto.
(vii)    The O&M Agreement, duly executed and delivered by the parties thereto.
(viii)    The Guaranty, duly executed and delivered by the parties thereto.
(f)    Purchaser shall also have received the following:
(i)    a certificate of an authorized officer of the Seller in his or her capacity as such, dated as of the Closing Date, certifying that the conditions specified in Sections 5.01(a) and 5.01(c) have been satisfied;
(ii)    a certificate of an authorized officer of the Guarantor in his or her capacity as such, dated as of the Closing Date, certifying that the conditions specified in Sections 5.01(b) and 5.01(c) have been satisfied;
(iii)    a certificate of an authorized officer of the Seller in his or her capacity as such, dated as of the Closing Date, certifying as to (i) the terms and effectiveness of the Organizational Documents, and (ii) the valid adoption of resolutions of the managing member of the Company with respect to the transactions contemplated by this Agreement;
(iv)    a certificate of good standing from the Secretary of State of the State of Delaware which is dated within a recent date prior to Closing with respect to each of the Company, Seller and Guarantor;
(v)    a certificate of good standing and qualification to do business (or equivalent document) with respect to the Guarantor from the applicable Governmental Entity in Massachusetts, dated within a recent date prior to the Closing; and
(vi)    a metering report, in form and substance satisfactory to the Purchaser, for the Projects.
(g)    Purchaser shall have received a statement, issued pursuant to Treasury Regulation sections 1.897-2(h) and 1.1445-2(c)(3)(i) and in form and substance reasonably satisfactory to Purchaser, certifying that the Membership Interests are not a United States real property interest within the meaning of section 897 of the Code (the Parties intend that such statement be considered to be voluntarily provided by the Company in response to a request from Purchaser pursuant to Treasury Regulation section 1.1445-2(c)(3)(i)).
(h)    No Material Adverse Effect shall have occurred and be continuing.
(i)    There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Purchaser or the Company, Seller, Guarantor, or their respective properties, officers, directors or Subsidiaries (i) by any Person arising out of, or in any way connected with, the Closing or the other transactions contemplated by this Agreement, any Transaction Document or the Amended CogenOne Billing Agreement or (ii) by any Governmental Entity arising out of, or in any way connected with, the Closing or the other transactions contemplated by this Agreement, any Transaction Document and the Amended CogenOne Billing Agreement.
If the Closing occurs, all Closing conditions set forth in this Section 5.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Purchaser.
5.02    Conditions to the Seller’s Obligations.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company) of the following conditions as of the Closing Date:
(a)    All representations and warranties contained in Article IV of this Agreement and in the Transaction Documents shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).
(b)    Purchaser shall have performed and complied with, in all material respects, all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
(c)    No Law shall be in effect and no Order shall have been entered, in each case, which would prevent the performance of this Agreement, any Transaction Document or the Amended CogenOne Billing Agreement or the consummation of any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated by this Agreement, any Transaction Document or the Amended CogenOne Billing Agreement or cause such transactions to be rescinded.
(d)    Purchaser shall have delivered to the Seller a certificate of an authorized officer of Purchaser in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied, and evidencing the authorization of Purchaser to enter into the Transaction Documents.
(e)    Seller and Guarantor shall have received the following, each in form and substance satisfactory to Seller and Guarantor:
(i)    The Amended CogenOne Billing Agreement, duly executed and delivered by the parties thereto.
(ii)    The Billing Agreement, duly executed and delivered by the parties thereto.
(iii)    The O&M Agreement, duly executed and delivered by the parties thereto.
(iv)    The Guaranty, duly executed and delivered by the parties thereto.
(f)    Purchaser shall simultaneously transfer the Closing Consideration to Seller.
If the Closing occurs, all closing conditions set forth in this Section 5.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller.
ARTICLE VI

INDEMNIFICATION
6.01    Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.
The representations and warranties of the Seller contained in Article III (other than any representations or warranties contained in Section 3.08 which are subject to Article VII) shall survive the Closing and shall terminate on the date which is twelve (12) months after the Closing Date; provided, that (i) the Fundamental Representations shall survive the Closing and shall terminate on the sixtieth (60th) day after the expiration of the applicable statute of limitations and (ii) Section 3.10(b) shall survive the Closing and shall not terminate before the last day of the Term (as such term is defined in the Billing Agreement) of the Billing Agreement. No claim for indemnification hereunder for breach of any such representations and warranties may be made after the expiration of such survival period; provided, that all representations and warranties of the Seller contained in Article III shall survive beyond the survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.
(a)    The representations and warranties of Purchaser contained in Article IV shall survive the Closing and shall terminate on the date which is twelve (12) months after the Closing Date. No claim for indemnification hereunder for breach of any such representations and warranties may be made after the expiration of such survival period; provided, that all representations and warranties of Purchaser contained in Article IV shall survive beyond the survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.
(b)    The agreements, covenants and other obligations of the parties hereto shall survive the Closing in accordance with its terms.
6.02    Indemnification for the Benefit of Purchaser Indemnified Parties.  Subject to the limitations set forth in this Article VI, from and after the Closing, the Seller shall indemnify Purchaser and its Affiliates (including the Company) and its and their respective officers, directors, agents, stockholders, members, attorneys and other Representatives (collectively, the “Purchaser Indemnified Parties”) and hold them harmless against any Losses paid, incurred, suffered or sustained by Purchaser Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third Party Claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:
(a)    any breach of any representation or warranty of the Seller contained in Article III or any certificate delivered hereunder by the Company or the Seller (other than in respect of Section 3.08, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII);
(b)    any non-fulfillment or breach by the Company, the Seller or the Guarantor of any covenant or agreement contained in this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII);
(c)    any Unpaid Pre-Closing Taxes; and/or
(d)    any fraud with respect to this Agreement, any Transaction Document or any certificates or other instruments required to be delivered pursuant to this Agreement on the part of the Company or the Seller.
6.03    Indemnification by Purchaser for the Benefit of the Seller.  Subject to the limitations set forth in this Article VI, from and after the Closing, Purchaser shall indemnify the Seller and its Affiliates, officers, directors, agents, attorneys and other Representatives (collectively, the “Seller Indemnified Parties”) and hold them harmless against any Losses paid, incurred, suffered or sustained by the Seller Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third Party Claims), directly or indirectly, resulting from, arising out of, or relating to any of the following: (a) any breach of any representation or warranty of Purchaser contained in Article IV or any certificate delivered hereunder by Purchaser, and (b) any non-fulfillment or breach by Purchaser of any covenant or agreement contained in this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII).
6.04    Limitations on Indemnification.  The rights of Purchaser Indemnified Parties and the Seller Indemnified Parties to indemnification pursuant to the provisions of this Article VI are subject to the following limitations:
(a)    Notwithstanding anything to the contrary contained herein, except for claims in respect of the breach of any Fundamental Representation or for claims in respect of fraud by the Company or the Seller (or, for avoidance of doubt, for claims under Section 8.18), no claims for indemnification by any Purchaser Indemnified Party pursuant to Section 6.02(a) shall be so asserted, and no Purchaser Indemnified Party shall be entitled to recover Losses, (1) unless any individual Loss or group or series of related Losses exceeds $25,000 (the “Mini-Basket”) and (2) until the aggregate amount of Losses (which shall not include for such purposes any individual Loss or group or series of related Losses that do not exceed the Mini-Basket) that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $100,000 (the “Deductible”), and to the extent such Losses exceed the Deductible, such Purchaser Indemnified Party shall be entitled to recover all such Losses in excess of the Deductible.
(b)    Notwithstanding anything to the contrary contained herein, except for claims in respect of fraud by Purchaser, no claims for indemnification by the Seller Indemnified Party pursuant to Section 6.04(a) shall be so asserted, and no Seller Indemnified Party shall be entitled to recover Losses, (1) unless any individual Loss or group or series of related Losses exceeds the Mini-Basket and (2) until the aggregate amount of Losses (which shall not include for such purposes any individual Loss or group or series of related Losses that do not exceed the Mini-Basket) that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Deductible, and to the extent such Losses exceed the Deductible, such Seller Indemnified Party shall be entitled to recover all such Losses in excess of the Deductible.
(c)    Notwithstanding anything to the contrary contained herein, except for claims in respect of the breach of Section 3.03(a) or Section 3.03(c) and except in the case of fraud by the Company or the Seller (or, for avoidance of doubt, for claims under Section 8.18), in no event shall the Seller have any liability under this Agreement in excess of the Purchase Price received by the Seller pursuant to this Agreement.
(d)    Notwithstanding anything to the contrary contained herein, except in the case of fraud by Purchaser, in no event shall Purchaser have any liability under this Agreement in excess of the Purchase Price.
(e)    Notwithstanding anything to the contrary contained herein, the amount of any Losses subject to recovery under this Article VI by Purchaser Indemnified Parties shall be calculated net of any amounts (A) actually received from any third party insurance policy of Purchaser or its Affiliates with respect to Losses for which any such Person has received indemnity payments hereunder (net of any (x) premium increases or retroactive premium adjustments and (y) any costs and expenses incurred by Purchaser or its Affiliates in connection with such recovery) and (B) any Tax benefits realized by Purchaser Indemnified Parties from such Losses (net of any costs and expenses incurred by Purchaser or its Affiliates in connection with such recovery).
(f)    An Indemnified Party shall use commercially reasonable efforts to mitigate Losses suffered, incurred or sustained by such Indemnified Party arising out of any matter for which such Indemnified Party has sought indemnification hereunder; provided that no such Indemnified Party shall be required to take any action or refrain from taking any action that is contrary to any applicable Contract or Law binding on such Indemnified Party or any Affiliate thereof.
6.05    Indemnification Procedures.
(a)    Any Purchaser Indemnified Party or Seller Indemnified Party making a claim for indemnification under Sections 6.02 or 6.03 (an “Indemnified Party”) shall promptly notify the indemnifying party (an “Indemnifying Party”) and the Seller, if applicable, in writing (each, an “Indemnification Claim Notice”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand. An Indemnified Party shall have the right to update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date hereof.
(b)    If an Indemnifying Party (or in the case of any Indemnification Claim Notice given by a Purchaser Indemnified Party, the Seller) does not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts supporting an objection to the applicable indemnification claim (the “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party (or in the case of any Indemnification Claim Notice given by a Purchaser Indemnified Party, the Seller) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.
(c)    If an Indemnifying Party (or in the case of any Indemnification Claim Notice given by a Purchaser Indemnified Party, the Seller) objects in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of an Indemnification Claim Objection Notice, such Indemnifying Party (or in the case of any Indemnification Claim Notice given by a Purchaser Indemnified Party, the Seller) and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party (or in the case of any Indemnification Claim Objection Notice given by a Purchaser Indemnified Party, the Seller) and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation within 30 days after the receipt of an Indemnification Claim Objection, the claim shall be resolved pursuant to Section 8.15.
6.06    Third Party Claims.
(a)    In the event that any Indemnified Party desires to make a claim against an Indemnifying Party (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third-party Action for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Article VI, except to the extent, if any, that the Indemnifying Party has actually been materially prejudiced thereby.
(b)    Subject to paragraph (e) below, the Indemnifying Party will, upon its written confirmation of its obligation to indemnify the Indemnified Party in full with respect to such Third-Party Claim, have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) calendar days after the Indemnifying Party has received notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.
(c)    The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless the judgment or proposed settlement (i) includes an unconditional release of all Liability of each Indemnified Party with respect to such Third-Party Claim, (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party, and (iii) does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 6.06(b) above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).
(d)    In the event that the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 6.06(b) above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter in to any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (ii) the Indemnifying Party will remain responsible for any Losses of the Indemnified Party as a result of such Third-Party Claim to the extent subject to indemnification under this Article VI.
(e)    Notwithstanding the foregoing, to the extent that a Purchaser Indemnified Party is the Indemnified Party, then Purchaser and the Company shall have the right, in its sole discretion, to participate in the defense, at Purchaser’s and /or Company’s expense, with respect to any claim (i) relating to the Licensed Intellectual Property, (ii) involving criminal liability or in which equitable relief is sought against any Indemnified Party, (iii) that relates to or involves any then current customer, supplier or other business partner of Purchaser or the Company or which is brought by a Governmental Entity, or (iv) that involves any Tax Matter of the Company (collectively, the “Purchaser-Handled Claims”). The Indemnifying Party will remain responsible for any Losses of Purchaser and the Company as a result of such Purchaser-Handled Claims to the extent subject to indemnification under this Article VI, and Purchaser and the Company shall retain all remedies to which they are entitled under this Article VI.
6.07    Remedies.  Except for fraud, the indemnification provisions described in this Article VI provide the sole and exclusive remedy following the Closing as to all Losses any Indemnified Party may incur, suffer or sustain arising from this Agreement.
6.08    Tax Treatment; Tax Claims.
(a)    Any payment under this Article VI shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.
(b)    Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.08 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII.
ARTICLE VII

TAX MATTERS
7.01    Tax Covenants.
(a)    Without the prior written consent of Purchaser, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company in respect of any Post-Closing Tax Period. Seller agrees that Purchaser is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Purchaser (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.
(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).
(c)    Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Purchaser to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within ten days after receipt by Purchaser of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Purchaser and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Purchaser.
7.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, none of Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.
7.03    Tax Indemnification. Seller shall indemnify the Company, Purchaser, and each Purchaser Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.08; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Purchaser for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by Purchaser or the Company.
7.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
7.05    Contests. Purchaser agrees to give written notice to Seller of the receipt of any written notice by the Company, Purchaser or any of Purchaser’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Purchaser pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder. Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that Purchaser shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.
7.06    Cooperation and Exchange of Information. Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Purchaser (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.
7.07    Tax Treatment. Seller and Purchaser agree that the transactions contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Seller and a purchase by Purchaser of the assets of the Company.
7.08    Tax Allocation. Seller and Purchaser agree that the Purchase Price shall be allocated among the assets of the Company for U.S. federal and applicable state and local income tax purposes as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to Seller within ninety days following the Closing Date. If Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within 90 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Purchaser. Purchaser and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.
7.09    Payments to Purchaser. Any amounts payable to Purchaser pursuant to this Article VII shall be satisfied from Seller.
7.10    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.08 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.
7.11    Overlap. To the extent that any obligation or responsibility pursuant to Article VI may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.
ARTICLE VIII

MISCELLANEOUS
8.01    Press Releases and Communications.  No Party hereto shall issue any press release or make any public announcement primarily relating to this Agreement or the transactions contemplated hereby, except for any press release or public announcement as agreed to by Purchaser and the Seller or as otherwise may be required by Law, court process or applicable stock exchange rules and regulations.
8.02    Expenses.  Except as otherwise expressly provided herein, each Party shall pay all of such Party’s own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.
8.03    Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile or email (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:
Notices to Purchaser:
SDCL TG COGEN LLC
c/o Sustainable Development Capital LLP
1120 Avenue of the Americas, 4th Floor
New York, NY 10036
Attn: David Maxwell and Vassos Kyprianou
Telephone: Error! Bookmark not defined.-212 626 6855 and 646 380 3294
E-Mail: david.maxwell@sdcl-ee.com and vassos.kyprianou@sdcl-ee.com with a copy to (which shall not constitute notice):
Wilson Sonsini Goodrich & Rosati, P.C.:
1301 Avenue of the Americas
New York, New York 10019
Attention: Charlotte Kim
Facsimile No.: (212) 999-5899
Email: ckim@wsgr.com
Notices to the Seller:
American DG Energy Inc.
45 First Ave.
Waltham, MA 02451
Attn: Robert Panora, President
Facsimile No.: (781) 522-6050
Email: robert.panora@tecogen.com
Notices to Guarantor:

Tecogen Inc.
45 First Ave.
Waltham, MA 02451
Attn: Benjamin Locke, CEO
Facsimile No.: (781) 522-6050
Email: benjamin.locke@tecogen.com
8.04    Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and its successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the prior written consent of the non-assigning Parties; except that Purchaser may assign this Agreement and its rights and obligations hereunder to an Affiliate of Purchaser without the other Parties’ consent so long as Purchaser remains liable for its obligations under this Agreement.
8.05    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
8.06    Interpretation.
(a)    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.
(c)    All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(d)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
(f)    The use of the word “or” shall not be exclusive.
(g)    A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.
(h)    Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.
(i)    A document shall be deemed to have been “delivered,” “provided,” “furnished,” or “made available” to Purchaser to the extent that such document has been (i) made available in the data room established by the Company for the purposes of the transactions contemplated by this Agreement or (ii) delivered to Purchaser or its Representatives via electronic mail, in each case, no later than three (3) Business Days prior to the date hereof.
(j)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.
8.07    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Seller Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Seller Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Seller Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).
8.08    Amendment and Waiver.  Any provision of this Agreement or the Seller Disclosure Schedules hereto may be amended or waived only in a writing signed by Purchaser and the Seller and, solely with respect to Section 3.10(b), the Guarantor. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
8.09    Complete Agreement.  This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.
8.10    Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and its successors and assigns. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
8.11    WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
8.12    Delivery by Facsimile or Email.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.
8.13    Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.
8.14    Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
8.15    Jurisdiction.
(a)    Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Transaction Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Purchaser or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any Transaction Document shall affect any right that the Purchaser may otherwise have to bring any action or proceeding relating to this Agreement against the Seller, Company or Guarantor or their properties in the courts of any jurisdiction.
(b)    Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Transaction Document in any court referred to in paragraph (a) of this Section. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each Party irrevocably consents to service of process in the manner provided for notices in Section 8.03. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.
8.16    Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.
8.17    Specific Performance.  Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, such non-breaching Party may have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity; and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.
8.18    PPA Amendment.  Tecogen will endeavor to correct the error described in Section 3.06 of the Seller Disclosure Schedules through discussions with the applicable Lessee prior to June 1, 2019, and will indemnify and hold the Company harmless with respect to any liability resulting from such error.
(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.
SDCL TG COGEN LLC

By:    s/ David Maxwell
Name: David Maxwell
Its:    Director

AMERICAN DG ENERGY INC.

By:    /s Robert A. Panora
Name: Robert A. Panora
Its:    Director

TECOGEN INC.

By:    /s Benjamin Locke
Name: Benjamin Locke
Its:    CEO